Exhibit (k)(1)

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of February 25, 2014 by and between each entity listed on Annex I attached hereto (each a “Fund” or collectively the “Funds”), and BNY MELLON INVESTMENT SERVICING (US) INC., a corporation organized under the laws of the State of Massachusetts (“BNYM”).

W I T N E S S E T H:

WHEREAS, each Fund is registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain BNYM to provide the various services described herein and BNYM is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Authorized Person” shall mean each person, whether or not an officer or employee of a Fund, duly authorized by the Board to give Instructions on behalf of such Fund as set forth in Exhibit A hereto. The persons set forth in Exhibit A may be changed only in a writing substantially in the form of Exhibit A actually received and acknowledged by BNYM.

“BNYM Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, board of managers, board of trustees or other governing body, as applicable.

“Confidential Information” shall have the meaning given in Section 6(o) of this Agreement.

“Instructions” shall mean written communications actually received by BNYM by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNYM as available for use in connection with the services hereunder, whether from a Shareholder or a Fund.

“Investment Advisor” shall mean the entity identified by the Funds to BNYM as the entity having investment responsibility with respect to the Funds.

“Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Funds’ confidential offering memorandum, subscription documents or similar materials with respect to its offering of the Shares.

“Organizational Documents” shall mean a Fund’s certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, or similar documents of formation or organization, as applicable.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Series” shall mean the various portfolios, if any, of the Fund listed on Schedule II hereto, and if none are listed references to Series shall be references to the Fund.

“Shareholders” shall mean the beneficial owners of Shares of the Fund.

“Shares” shall mean the record and beneficial ownership interests of the Funds offered to Shareholders.

“Sponsor” shall mean the entity identified as such in the Offering Materials.

“Shareholder” shall mean a person or entity subscribing to purchase, or already owning, Shares.

2.	Appointment.

Each Fund hereby appoints BNYM for the term of this Agreement to perform the services described herein. BNYM hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties.

Each Fund hereby represents and warrants to BNYM, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

(c) The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification, and the Fund and its Investment Advisor are knowledgeable about securities and/or commodities trading, as applicable, and aware of the risk of substantial loss in such trading;

(d) It is conducting its business in material compliance with all applicable laws and regulations, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and

(e) Each person named on Exhibit A hereto is duly authorized by such Fund to be an Authorized Person hereunder.

(f) To the extent the performance of any services described in Schedule I attached hereto by BNYM in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNYM, instruct BNYM in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.

(g) Each Fund shall promptly notify BNYM in writing if any of the foregoing representations and warranties are no longer true in any material respects.

4.	Delivery of Documents.

(a) Each Fund will promptly deliver to BNYM true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) The Fund’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s bylaws (the “Bylaws”);

(iii) Resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the Shares of the Fund (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) The Fund’s Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”).

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNYM. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c) It shall be the sole responsibility of each Fund to deliver to BNYM its currently effective Prospectus and BNYM shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNYM. BNYM shall not be deemed to have notice of any information (other than information supplied by BNYM) contained in such Documents or materials until they are actually received by BNYM.

5.	Certain Duties of the Funds.

(a) The Funds shall be solely responsible for accurately and timely supplying BNYM with complete financial and other information relating to the Funds in order for BNYM to provide the services set forth on Schedule I.

(b) Each Fund acknowledges that BNYM is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c) Each Fund acknowledges that it may be considered a U.S. withholding agent and/or may required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations (“IRC and Regulations”). Each Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified in a written agreement, BNYM and BNYM Affiliates will not be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(d) The Funds, and not BNYM, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and their agents.

(e) Each Fund shall cause its Authorized Persons, Investment Advisor, Sponsor, distributor, legal counsel, independent accountant, previous administrator (if any) and transfer agent (if other than BNYM) to cooperate with BNYM and to provide BNYM, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, in order to enable BNYM to perform its duties hereunder. In connection with its duties hereunder, BNYM shall be entitled to rely, and shall be held harmless by the Funds when acting in reliance upon, such information, advice or documents provided to BNYM by any of the aforementioned persons. BNYM shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Funds to cause any information, documents or advice to be provided to BNYM as provided herein. All fees or costs charged by such persons shall be borne by the Funds.

(f) The Funds shall promptly notify BNYM in writing of any and all legal proceedings or securities investigations filed or commenced against any Fund, the Investment Advisor, the Sponsor or the Board.

6.	Duties and Obligations of BNYM.

(a) Subject to the direction and control of the Funds and the terms and conditions of this Agreement, including Schedule I, BNYM shall provide to the Funds the services set forth in Schedule I (the “Activities”).

(b) Except to the extent otherwise indicated on Schedule I, BNYM shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Funds, distribution of Shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors.

(c) Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of any Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between any Fund and BNYM.

(d) Upon receipt of the Funds’ prior written consent (which shall not be unreasonably withheld), BNYM may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, the Funds’ consent shall not be required for any such delegation to any BNYM Affiliate notwithstanding the domicile of such BNYM Affiliate, but BNYM shall consult with the Funds prior to any such delegation where BNYM deems such consultation appropriate. BNYM shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegee or agent; provided, that BNYM shall have selected such delegee or agent with reasonable care; provided, further, that BNYM shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such BNYM Affiliate. Notwithstanding the foregoing or anything to the contrary in this Agreement, BNYM-AIS may subcontract with, hire, engage or otherwise outsource to any BNYM Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM-AIS under this Agreement (“Outsourcing”) but any such Outsourcing by BNYM-AIS shall not relieve BNYM-AIS of any of its obligations hereunder and BNYM-AIS shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such acts or omissions. For the avoidance of doubt, such Outsourcing by BNYM-AIS to a BNYM Affiliate shall not be considered a delegation under this Agreement.

(e) BNYM shall, as agent for each Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule I, and such other books and records as BNYM is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder. Such books and records shall be prepared and maintained as required by the 1940 Act. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Funds during BNYM’s normal business hours. To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Funds, or BNYM, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. Except as otherwise authorized by the Funds or their agents, all such records (other than those which are not of a material nature) shall be preserved by BNYM for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Funds. In the event a Fund utilizes the BNYM Anti-Money Laundering services described herein, BNYM will maintain records relating to this service as follows: (i) the shorter of (a) at least five (5) years from the date the Shareholder liquidates its investment in the Fund, or (b) such time as the Fund converts to a successor administrator with a corresponding transfer of such records by BNYM; or (ii) in the case of a liquidation of the Fund, the shorter of (a) for at least five (5) years from the date a Fund liquidates or (b) until such records are transferred by BNYM to the Funds’ appointed liquidator or another designated Fund agent.

(f) All records maintained and preserved by BNYM in hard copy pursuant to this Agreement shall be and remain the property of the Funds and shall be surrendered to the Funds promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Funds and payment of a fee specified by BNYM, BNYM shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNYM in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Funds shall reimburse BNYM for its expenses incurred in providing such records.

(g) The Funds shall furnish BNYM with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNYM in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Funds’ liabilities and expenses. BNYM shall not be required to include as the Funds’ liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Funds shall have specified to BNYM the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets. BNYM shall endeavor to determine the value of securities owned by the Funds in the manner described in the Offering Materials. At any time and from time to time, the Funds may, if consistent with and to the extent permitted by the Offering Materials, furnish BNYM with bid, offer, or market values of securities and instruct BNYM to use such information in its calculations hereunder. BNYM shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Offering Materials.

(h) In the event BNYM’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its judgment deems reliable, or (ii) prices or values supplied by the Fund or by brokers, dealers, market makers, or specialists described in the Offering Materials, BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNYM shall not be required to inquire into any valuation of securities or other assets by the Funds or any third party described above, even though BNYM in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers. BNYM, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Funds is or will be actually paid, but will accrue such interest until otherwise instructed by the Funds.

(i) The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Offering Materials of the Funds. To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Funds’ then currently effective Offering Materials is at any time inconsistent with any applicable laws or regulations, the Funds shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNYM, instruct BNYM in writing as to the appropriate valuation methodology to be employed by BNYM to compute Net Assets in a manner that the Funds then represent in writing to be consistent with all applicable laws and regulations. The Funds may also from time to time, subject to the prior approval of BNYM, instruct BNYM in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement. By giving such instruction, the Funds shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Offering Materials.

(j) BNYM, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Funds and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

(k) BNYM may apply to an Authorized Person of the Funds for Instructions with respect to any matter arising in connection with BNYM’s performance hereunder, and BNYM shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNYM, set forth in writing any action proposed to be taken or omitted to be taken by BNYM with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNYM shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNYM has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(l) BNYM may consult with counsel to the Funds at the Funds’ expense, or its own counsel at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(m) BNYM shall provide the “BNYM Anti Money Laundering Services” described in Schedule I, subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(i) BNYM does not warrant that (x) its performance of the BNYM Anti-Money Laundering Services will achieve any particular intended result, (y) that its performance will satisfy any legal obligations of the Fund, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities. BNYM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(ii) The Funds shall provide each subscription agreement to BNYM eight business days before the applicable purchase date. BNY shall inform the Funds if they are unable to complete the BNYM Anti Money Laundering Services with respect to such Shareholder prior to such purchase date. BNYM may assume the authenticity and accuracy of any document provided by a Shareholder without verification unless in the sole discretion of BNYM the same on its face appears not to be genuine. In the event of delay or failure by the Shareholder to produce any information required by the subscription agreement or by BNYM in providing the BNYM Anti-Money Laundering Services, BNYM may refuse to accept the subscription and the subscription monies related thereto or may refuse to allow a repurchase until proper information has been provided. The Funds shall instruct BNYM not to accept any payment on behalf of the Funds from a Shareholder or pay on behalf of the Funds any redemption or repurchase proceeds to a Shareholder if the Funds determine that such acceptance or payment would violate any anti-money laundering laws applicable to the Funds. In the event any initial payment from a Shareholder is sent to an account other than an account of the Funds maintained at a BNYM Affiliate, (A) the Funds shall promptly notify BNYM of the receipt of such payment, (B) the Funds shall not invest such payment until BNYM has completed the BNYM Anti-Money Laundering Services with respect to such Shareholder, and (C) the Funds shall indemnify and hold BNYM harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to BNYM’s completion of the BNYM Anti-Money Laundering Services and acceptance of the subscription therefor.

(iii) BNYM shall provide prompt notice to the Funds of any potential Shareholder with respect to whom BNYM has anti money laundering concerns based on the performance of the BNYM Anti Money Laundering Services.

(iv) BNYM is providing the BNYM Anti Money Laundering Services based on the representation and warranty of the Funds, which shall be deemed continued and repeated on each day on which BNYM provides such services, that the BNYM Anti Money Laundering Services together with the activities of the Funds in accordance with its internal policies, procedures and anti money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to BNYM and the Funds.

(v) Upon request, BNYM shall provide to the Board a written summary of BNYM’s anti-money laundering compliance procedures applicable to its performance of the BNYM Anti Money Laundering Services.

(vi) In the event of any failure by BNYM to provide any of the BNYM Anti Money Laundering Services in accordance with its standard of care and not otherwise, BNY’s liability shall be limited to the lesser of (x) the actual direct money damages suffered by the affected Fund as a direct result of such failure and (y) the amount paid by the Funds under this Agreement for the providing of such services during the twelve (12) months immediately preceding the month in which the event giving rise to such liability occurred. Any action brought against BNYM for claims hereunder must be brought within one year following the date on which such claim accrues.

(n) BNYM shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I, and no covenant or obligation shall be implied against BNYM in connection with this Agreement.

(o) BNYM agrees to treat as confidential information all accounting and Shareholder information and other business records of the Funds, including any information relating to any Fund investment, disclosed to BNYM in connection with its provision of services pursuant to the terms of this Agreement (all such information, the “Confidential Information”) and BNYM shall not disclose the Confidential Information to any other person, except to (i) its employees, BNYM Affiliates, delegees, agents and other service providers to the Fund in connection with BNYM’s provision of services hereunder (including, without limitation, information provided by BNYM in connection with an independent third party compliance or other review), (ii) its and the Fund’s respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure. BNYM shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, and instruct any BNYM Affiliate, delegee or agent to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder. Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by a Fund or any Shareholder, or (iii) is otherwise obtained from third parties not known by BNYM to be bound by a duty of confidentiality.

(p) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding anything contained elsewhere in this Agreement, solely in connection with the Centralized Functions, (i) each Fund consents to the disclosure of, and authorizes BNYM-AIS to disclose, information regarding the Funds and their accounts (“Fund-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNYM-AIS may store the names and business addresses of Fund employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Fund-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Fund-Related Data with the Funds. Each Fund is authorized to consent to the foregoing and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation. In addition, BNYM-AIS may disclose Fund-Related Data as required by law or at the request of any governmental or regulatory authority.

(q) BNYM will take reasonable precautions to ensure the security of Shareholder records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Shareholder and will maintain reasonable procedures to detect and respond to any internal or external security breaches. BNYM will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.

(r) BNYM may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by BNYM’s own bad faith, gross negligence or willful misconduct. In providing the services hereunder, BNYM is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNYM to be reliable. BNYM shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by BNYM hereunder, provided, that such vendor was selected with reasonable care. No such vendor shall be an agent or delegee of BNYM hereunder.

(s) BNYM shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption. BNYM shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own bad faith, gross negligence or willful misconduct.

7.	Compliance Services.

(a) BNYM and each Fund recognize and acknowledge that BNYM’s services pursuant to this Agreement are solely limited to performance of the Activities. Unless specifically provided under this Agreement, nothing contained herein, expressed or implied, is intended or shall be construed to confer upon BNYM any duty to ensure that any Fund, its Investment Advisor or any related entities are acting in compliance with any applicable domestic or international laws or regulations.

(b) If Schedule I contains a requirement for BNYM to provide a Fund with compliance services (including any Sub-Chapter M Services), such services shall be provided pursuant to the terms of this Section 7 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNYM and each Fund, and the results of the BNYM’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNYM shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(c) Each applicable Fund will examine each Compliance Summary Report delivered to it by BNYM and notify BNYM of any error, omission or discrepancy within ten (10) days of its receipt. Each Fund agrees to notify BNYM promptly if it fails to receive any such Compliance Summary Report, and further acknowledges that unless it notifies BNYM of any error, omission or discrepancy within ten (10) days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if a Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the applicable Fund will notify BNYM of such condition within one business day after discovery thereof.

(d) While BNYM will endeavor to identify out-of-compliance conditions, BNYM does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the applicable Fund’s sole and exclusive remedy and BNYM’s sole liability shall be limited to re-performance by BNYM of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the applicable Fund.

8.	Allocation of Expenses.

(a) Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Funds, including but not limited to, organizational costs and costs of maintaining the Funds’ existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Funds’ employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Funds and legal obligations relating thereto.

(b) BNYM shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required, as well as any fees, costs and expenses permitted to be procured for the Funds by BNYM pursuant to this Agreement. BNYM shall supply supporting expense documentation to the Funds if so requested and to the extent such documentation is available.

9.	Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNYM shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with its performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of BNYM’s or any BNYM Affiliate’s own bad faith, gross negligence or willful misconduct. In no event shall BNYM be liable to the Funds or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Without limiting the generality of the foregoing, BNYM shall not be responsible for any loss, damage or expense suffered by any Fund arising from any one or more of the following:

(i) Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM by any third party described in Section 5 hereof or by, or on behalf of, a Fund;

(ii) Any failure by BNYM to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a Shareholder. In this context, any application or other document shall not be deemed actually received by BNYM unless and until the Shareholder has received from BNYM a confirmation of receipt in writing in the form currently in use by BNYM for those types of confirmations;

(iii) Any improper use by a Fund or its agents, distributors or Investment Advisor of any valuations or computations supplied by BNYM in accordance with its standard of care under this Agreement;

(iv) The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by a Fund, and if the Offering Materials so indicate, the value of Net Assets per Share; or

(v) Any taxes, penalties or interest imposed upon BNYM with respect to the applicable Fund’s withholding, depositing and/or reporting obligations under the IRC and Regulations.

(c) Notwithstanding any other provision contained in this Agreement, BNYM shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Funds of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Funds; (ii) the taxable nature or effect on the Funds or their Shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Funds to their Shareholders; or (iv) the effect under any income tax laws of the Funds making or not making any distribution, dividend payment, or election with respect thereto.

(d) Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument believed by BNYM to be genuine or reasonably believed by BNYM to be from an Authorized Person, or upon the opinion of legal counsel for the Funds or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e) Each Fund shall indemnify and hold harmless BNYM and any BNYM Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by any Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM or any BNYM Affiliate consistent with its duties hereunder in good faith or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Registration Statement or Prospectus, (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any opinion of legal counsel for the Funds or BNYM, or arising out of transactions or other activities of the Funds which occurred prior to the commencement of this Agreement; provided, that neither BNYM nor any BNYM Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims for which BNYM is liable under preceding 8(a). This indemnity shall be a continuing obligation of the Funds, their successors and assigns, notwithstanding the termination of this Agreement.

10.	Compensation.

(a) For the services provided hereunder, each Fund agrees to pay BNYM such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNYM in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNYM to debit such Fund’s custody account for all amounts due and payable hereunder. BNYM shall deliver to each Fund invoices for services rendered after debiting such Fund’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNYM, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

(b) Each Fund hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and

(iii) any benefits accruing to BNYM or to the Investment Advisor or Sponsor in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNYM to such Investment Advisor or Sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Fund’s Board and that, if required by applicable law, such Fund’s Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

11.	Term of Agreement.

(a) This Agreement shall be for an initial term ending on the first anniversary of the date first above written, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either BNYM giving to the Funds, or the Funds giving to BNYM, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate upon dissolution of the Funds. Upon termination, other than a termination by the Funds pursuant to the succeeding Section 9(b), the Funds shall pay to BNYM: (i) if terminated prior to the first anniversary of the date first above written, the total fees which would have been payable through such first anniversary if this Agreement were not terminated, and (ii) if terminated after the first anniversary, such compensation as may be due as of the date of such termination, and, in each case, the Funds shall reimburse BNYM for any disbursements and expenses made or incurred by BNYM and payable or reimbursable hereunder, including fees and compensation for work done or services provided by BNYM after the termination date.

(b) This Agreement may be terminated by the Funds at any time if BNYM (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by the Funds specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. This Agreement may be terminated by BNYM at any time if any Fund (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by BNYM specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.

(c) Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 8 and amounts due pursuant to Section 9(a), BNYM shall, at the expense of the Funds, return to the Funds any Confidential Information provided by the Funds to BNYM pursuant to this Agreement.

12.	Force Majeure.

Neither BNYM nor any Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Funds or BNYM, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.

13.	Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM and the Funds.

14.	Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Funds or BNYM without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing, BNYM may assign all or any portion of this Agreement to any BNYM Affiliate.

15.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

16.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.	No Waiver.

Each and every right granted to BNYM or the Funds hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM or the Funds to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM or the Funds of any right preclude any other or future exercise thereof or the exercise of any other right.

18.	Non-Exclusiveness.

No provision of this Agreement shall prevent BNYM from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by BNYM in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Funds, shall be and remain the property of BNYM, and BNYM shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

19.	Liabilities of a Fund.

The liabilities of each Fund shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund.

20.	Notices, Electronic Communications.

(a) All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Funds, at:

EnTrust Partners LLC

375 Park Avenue, 24th Floor

New York, NY 10152

if to BNYM, at:

BNY Mellon Alternative Investment Services

400 Bellevue Parkway

Wilmington, DE 19809

Attention: Dennis Westley

With a copy to:

The Bank of New York Mellon

101 Barclay Street, 20W

New York, N.Y. 10286

Attention: Ian G. Shaw

Facsimile: (203) 601-4629

or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

(b) The Funds authorizes BNYM to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNYM receives from any Fund by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNYM receives from any Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, any Fund, its counsel, accountants, auditors, prime broker and other service providers, the Board and Shareholders by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission. If BNYM or any Fund elects to transmit Instructions through an on-line communication system offered by BNYM, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. BNYM shall not be liable to the Funds or any other person for any loss or damage suffered as a result of the Funds’ use of email, facsimile or other electronic transmission to communicate with BNYM, or the use of email, facsimile or other electronic transmission by BNYM to transmit Confidential Information or communicate with any Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications. In the event any Instructions are given, whether upon application of BNYM or otherwise, by means of email, facsimile or other electronic transmission, BNYM is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM may rely upon the clarification of anyone purporting to be such Authorized Person. If BNYM considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, any Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person. Any Instructions received from a Shareholder in the manner set forth in this paragraph shall not be deemed actually received by BNYM unless and until the Shareholder has received from BNYM a confirmation of receipt in writing in the form currently in use by BNYM for those types of confirmations.

21.	No Third Party Beneficiary.

The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Shareholders, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

22.	Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

23.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

24.	Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

EACH FUND LISTED ON ANNEX I

By:	/s/ Jill Zelenko
Name: Jill Zelenko
Title: Chief Financial Officer/Chief Risk Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Charles Minnaar
Name: Charles Minnaar
Title: Managing Director

ANNEX I

EnTrust Multi-Strategy Master Fund

EnTrust Multi-Strategy Fund

APPENDIX I

ELECTRONIC ACCESS

TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will provide the counterparty(ies) and its (their) affiliates (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. By Your signature below, You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.	Access Administration:

a.	To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.

Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.	You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

d.	You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”), BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.	Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data:

a.	Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/
vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.	You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.	In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.	Ownership and Rights:

a.	Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.	Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.	Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance:

a.	BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including attorneys fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.	All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers:

a.

Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.	BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.	Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.	BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.	TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.	Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability:

a.

IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN

COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.	BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.	The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:

a.	You agree to indemnify, protect and hold BNY Mellon, BNY Mellon’s Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

b.	The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.	Term and Termination:
a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

b.	In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.	BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.	BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.	Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.	The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Your behalf, that You have full authority to execute these Terms and Conditions, both for the undersigned entities and for any affiliate with Electronic Access, and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entities and each such affiliate to these Terms and Conditions, and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.

EXHIBIT A

The following persons, whether or not an officer or employee of the Funds, are hereby designated Authorized Persons under the Administrative Services Agreement dated as of February 25, 2014, between the Funds and BNY Mellon Investment Servicing (US) Inc. (“BNYM”).

Name	Company	Signature	Phone No.
Gregg S. Hymowitz	EnTrust Multi-Strategy Master Fund and EnTrust-Multi-Strategy Fund	/s/ Gregg S. Hymowitz	212-888-1040

Jill Zelenko	EnTrust Multi-Strategy Master Fund and EnTrust-Multi-Strategy Fund	/s/ Jill Zelenko	212-224-5506

Nora Shea	EnTrust Multi-Strategy Master Fund and EnTrust-Multi-Strategy Fund	/s/ Nora Shea	212-224-5537

SCHEDULE I

All services provided in this Schedule of Services are subject to the cooperation, review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNYM or a BNYM Affiliate, collectively referred to herein as “BNYM”.

1. Fund Administration and Accounting Services.

(a)	Journalize investment, capital and income and expense activities;

(b)	Verify investment buy/sell trade tickets when received from the Investment Advisor;

(c)	Maintain individual ledgers for investment securities;

(d)	Maintain historical tax lots for each security;

(e)	Reconcile cash with the Fund’s custodian(s);

(f)	Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund’s Prospectus and Organizational Documents;

(g)	Assist with the annual audit process, including liaising with the Funds’ auditors as needed from time to time; provide account analyses, fiscal year summaries, and other audit-related information with respect to the Funds and otherwise take all reasonable action in the performance of its duties under this Agreement consistent with the scope of such duties to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Funds;.

(h)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(i)	Calculate capital gains and losses;

(j)	Determine net income;

(k)	Determine applicable foreign exchange gains and losses on payables and receivables;

(l)	Transmit or make available a copy of the portfolio valuation to the Investment Advisor as agreed upon between BNYM and the Fund;

(m)	Compute as of the last business day of each calendar month or at such other date as may be specified in the Registration Statement or decided by the Fund’s Board, the Net Assets of the Funds;

(n)	Disseminate quotations of the value of Net Assets per Share as required by the Investment Advisor and approved by the Fund;

(o)	Prepare and maintain all customary financial and accounting books and records in the appropriate form and in sufficient detail to support an annual independent audit of the financial condition of the Funds, and perform all other accounting and clerical services necessary in connection with the administration of the Funds;

(p)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(q)	Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended; provided that the Fund’s investments are limited to direct investments in portfolio companies, and BNYM shall not otherwise be under any obligation hereunder to “look-through” the investments of any underlying investment vehicles; and

(r)	Perform such additional administrative duties relating to the administration of the Fund upon such terms and conditions and for such fees as may subsequently be agreed upon in writing between the Fund and BNYM.

2. Financial and Related Reporting. Subject to the review and approval of Fund counsel, the Treasurer, Secretary and/or accountants of each Fund, BNYM shall provide the following financial reporting services:

Financial Statement Preparation & Review

•	Prepare a Fund’s annual and semi-annual shareholder reports in accordance with U.S. GAAP for shareholder delivery and for inclusion in Form N-CSR;

•	Prepare a Fund’s quarterly schedule of portfolio holdings for inclusion in form N-Q;

•	Prepare, circulate and control a Fund’s financial reporting production calendar;

•	Prepare and coordinate the EDGARIZATION and filing of a Fund’s SEC Forms N-SAR, N-CSR and N-Q and with the Fund’s financial printer;

3. Regulatory Administration Services.

•	Assistance and maintenance of a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

•	Assistance with the assembly and distribution of board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board;

•	Attend quarterly Board meetings and draft minutes thereof;

•

Prepare and coordinate the filing of annual post-effective amendments to a Fund’s Registration Statement (not including the initial Registration Statement or the addition of one or more classes of shares or series)

•	Provide requested Fund documents in the possession of BNYM in connection with an SEC request list related to an SEC examination of a Fund;

•	Administratively assist in completing fidelity bond and D&O/E&O insurance applications and coordinate the filing of the fidelity bond with the SEC; and

•	Assistance with the preparation of notices of annual or special meetings of shareholders and proxy materials relating to such meetings

•	eBoard Book**:

•

Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly board meeting materials and such other board meeting materials as may be agreed between BNYM and a Fund.

•	38a-1 Compliance Support Services

•	Provide compliance policies and procedures related to services provided by BNYM and, if mutually agreed, specified BNYM Affiliates, summary procedures thereof and periodic certification letters.

4. Investor Services.

(a)	Act as registrar and transfer agent with respect to the Shares and, in that capacity process subscription applications, transfer instructions, redemption/repurchase requests and payments thereof and other applicable account maintenance requests received by the Funds with respect to their Shares;

(b)	Maintain the register of Shareholders of the Fund and enter on such register all issues, transfers and repurchases of Shares in the Fund;

(c)	In coordination with the Fund’s accounting agent, arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the Fund’s Organizational Documents;

(d)	Upon direction of the Fund, establish, or facilitate the establishment of, and maintain such bank, brokerage, escrow or other accounts in the name of the Fund or BNYM as may be required to accept subscription proceeds from actual or potential Shareholders and for payment of redemption or repurchase proceeds, or otherwise to facilitate the provision of investor services to the Fund under this Agreement, which accounts may be established with bank affiliates of BNYM. The Fund acknowledges and agrees that BNYM and such affiliated banks may receive interest, credits or investment income and other benefits from the transitional balances in such accounts and that BNYM shall act as a depositary only with respect to such accounts, and in its capacity as such, BNYM shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it;

(e)	Upon receipt of Written Instructions, distribute periodic reports and statements to Shareholders.

5. BNYM Anti-Money Laundering Services.

(a)	Shareholder Identification and Verification:

The following information will be obtained with respect to each Shareholder:

(i)	Natural Persons

•	Full name (i.e., no initial for a first name);

**	separate fee applies.

•	Full residence address, including apartment number and standardized country code;

•	Nationality;

•	Occupation

•	Social security number (U.S. Persons) and a photocopy of the Shareholder’s passport or driver’s license bearing a photograph and signature to verify the Shareholder’s identity and nationality;

•	Information regarding the legal capacity in which the Shareholder is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);

•	Information regarding the identity of any ultimate beneficial owners of the Shares, if applicable; and

•

Identification of the source of the Shareholder’s (or, if the Shareholder is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Shareholder and the Shareholder’s account number, and (2) a statement of what transaction or business generated the funds.

(ii)	Legal Entities

•	Full legal name;

•	Type of entity;

•	Description of business;

•	Jurisdiction in which organized;

•	Registered address;

•	Business address;

•	Taxpayer Identification Number (U.S. entities) or equivalent;

•	Copy of Organizational Documents;

•	List/register of directors; and

•

Identification of the source of the Shareholder’s (or, if the Shareholder is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Shareholder and the Shareholder’s account number, and (2) a statement of what transaction or business generated the funds.

In addition to, any of the Shareholder identification information set forth in (a) or (b) above, BNYM may obtain and rely upon a letter of reference from a local office of a bank or brokerage firm that is incorporated, or has its principal place of business located, in a Financial Action Task Force on Money Laundering (FATF) Country certifying that the prospective Shareholder maintains an account at such bank or brokerage firm and containing a statement affirming the prospective investor’s identity (a sample Letter of Reference is attached hereto as Exhibit B).

BNYM’s review of such information shall include: an examination of the subscription agreement and other identification documents provided by the Shareholder to determine if the same has been completed, but without verifying the same except as set forth above. Any inability on the part of BNYM to obtain or verify the information as set forth above shall be reported to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM from time to time) for further disposition.

(b)	OFAC and Other Verifications

BNYM shall verify that each Shareholder is not (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List, or (b) a senior foreign political figure, its immediate family members and close associates, or any foreign shell bank; provided that with respect to (ii)(b) hereof, BNYM’s verifications shall be based solely upon the representations (if any) made in the subscription agreement of a Fund.

(c)	Monitoring and Reporting

The following will be monitored for significant changes or inconsistencies in the pattern of transactions by the Shareholder and a report of any such changes or inconsistencies shall be made promptly to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM from time to time) for further disposition:

•	Subscription and redemption payments

•	Frequency

•	Amount

•	Geographic origin/destination

•	Account signatories

EXHIBIT B

LETTER OF REFERENCE

[Letterhead of Bank or Broker-Dealer]

To:	The Bank of New York Mellon

101 Barclay Street, 20W

New York, New York 10286

The undersigned hereby certifies, which certifications shall be deemed to be continuing, that:

1.	[insert name of institution] (the “Institution”) has established and maintains an anti-money laundering program and a customer identification program (together, the “Program”), which includes policies and procedures that require the Institution to obtain and verify information about the identity of its clients and which are reasonably designed to ensure that the Institution is not being used by any client as a conduit for money laundering or other illegal purposes;

2.	The Institution is in compliance with the Program and all anti-money laundering laws, regulations and rules in effect that are applicable to it;

3.	The Institution has verified the identity of [insert name of investor] and to the best of the Institution’s knowledge, no transaction undertaken with respect to such investor’s account(s) at the Institution is prohibited by applicable law, regulation or rule and no property held in any such account(s) is derived from any activity prohibited by applicable law, regulation or rule.

(Authorized Signature)

Name:
Title:
Date: